Exhibit 10.12

II-VI Incorporated

Arrangement for Director Compensation

II-VI Incorporated (the “Company”) is providing this written description of the compensation arrangement that the Company currently has with its Board of Directors (“Board”) in connection with participation on the Board of Directors and all applicable committees and subcommittees of the Board of Directors, which the SEC may deem to be a material definitive agreement with the directors.

* Non-employee directors are to receive $15,000 per calendar year in cash compensation as a retainer for their service on the Board.

* The Chairman of the Audit Committee is to receive an additional $5,000 per calendar year in cash compensation as a retainer for his or her service.

* The Chairman of the Compensation Committee is to receive an additional $2,000 per calendar year in cash compensation as a retainer for his or her service.

* The Chairman of the Corporate Governance Committee is to receive an additional $1,500 per calendar year in cash compensation as a retainer for his or her service.

* The Chairman of the Subsidiary Committee is to receive an additional $1,500 per calendar year in cash compensation as a retainer for his or her service.

* The Lead Independent Director is to receive an additional $2,000 per calendar year in cash compensation as a retainer for his or her service.

* In addition to such retainers, non-employee directors will receive fees for attendance at meetings of the Board of Directors. Attendance by a non-employee director at one or more of the regularly scheduled meetings of the Board of Directors will be compensated in cash at a rate of $1,500 per day, plus reimbursement of expenses. Some of the meetings of the Board of Directors may be held over a two-day period.

* In addition, non-employee directors will receive fees for attendance at Board Committee meetings. Attendance by a non-employee director will be compensated in cash at a rate of $1,000 per day at one or more of the meetings of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee if such meeting is held on a day other than those a day on which a Board meeting is held, and $1,500 per day for the Subsidiary Committee.

* In addition, non-employee directors receive grants of stock options to purchase shares of Common Stock with an exercise price equal to the fair market value of such stock on the grant date.